UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 24, 2009

WSFS FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-16668	22-2866913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Delaware Avenue, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 792-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

WSFS FINANCIAL CORPORATION

INFORMATION TO BE INCLUDED IN REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On September 24, 2009, the Registrant completed its previously announced private placement of stock to Peninsula Investment Partners, L.P., a Delaware limited partnership (“Peninsula”). Pursuant to the Stock Purchase Agreement (the “Agreement”) by and between the Registrant and Peninsula dated July 27, 2009, Peninsula purchased 862,069 shares of the Registrant’s authorized but unissued common stock, par value $.01 per share (“Common Stock”), and a warrant (the “Warrant”) directly from the Registrant in a private transaction for a purchase price of $29.00 per share, or approximately $25 million, in cash (the “Transaction”). The Warrant is immediately exercisable and grants Peninsula the right, for ten years from the date of issuance, to purchase 129,310 shares of Common Stock of the Registrant at an exercise price of $29.00 per share.

Under the Agreement, the Registrant is required to file a Registration Statement on Form S-3 with the Securities and Exchange Commission (“SEC”) within 90 days to register the possible resale of the Common Stock by Peninsula, including shares of Common Stock Peninsula may acquire upon exercise of the Warrant pursuant to a plan of distribution reasonably acceptable to Peninsula.

On September 24, 2009, the Registrant issued a press release to report the completion of the issuance of Common Stock to Peninsula. A copy of the press release is furnished with this Form 8-K as Exhibit 99, and incorporated herein by reference.

Section 3 – Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities.

On September 24, 2009, the Registrant issued and sold 862,069 shares of its Common Stock and the Warrant for approximately $25 million in cash. No underwriting discounts or commissions were paid by the Registrant for services rendered in connection with this transaction. The Registrant will pay an advisory fee to Sandler O’Neill + Partners, L.P. in connection with the consummation of this transaction. This transaction was exempt from registration under the Securities Act of 1933, as amended (the “Act”), by virtue of the exemption afforded in Section 4(2) of the Act in that the sale of Common Stock was to only one purchaser, Peninsula. The Warrant is immediately exercisable and grants Peninsula the right, for ten years from the date of issuance, to purchase 129,310 shares of Common Stock of the Registrant at an exercise price of $29.00 per share.

Section 5– Corporate Governance and Management

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Agreement, the Registrant appointed Mr. R. Ted Weschler, Managing Member of Peninsula, to the board of directors of the Registrant. Mr. Weschler is expected to serve as a director of the Registrant until the Registrant’s next annual meeting of shareholders following consummation of the Transaction, whereupon he is expected to be nominated for an additional three-year term of office. Mr. Weschler has also been appointed to the Board of Directors of Wilmington Savings Fund Society, FSB, the Registrant’s wholly-owned banking subsidiary. As of the date hereof, Mr. Weschler has not been named to any Committees of the Board of Directors of the Registrant. Other than the transaction with Peninsula pursuant to the Agreement, the Registrant has not had any transaction of the kind described in Item 404(a) of Regulation S-K in which Mr. Weschler had a direct or indirect interest.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

10.1	Stock Purchase Agreement dated July 27, 2009*
10.2	Warrant*
99	Press Release dated September 24, 2009

*Incorporated by reference to the Registrant’s Current Report on Form 8-K dated July 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

WSFS FINANCIAL CORPORATION
Date: September 24, 2009	By:	/s/ Stephen A. Fowle
Stephen A. Fowle Executive Vice President and Chief Financial Officer (Duly Authorized Representative)

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